Exhibit 99.1

Hormel Foods Closes Acquisition of Applegate

AUSTIN, Minn. (July 13, 2015) — Hormel Foods Corporation (NYSE: HRL) today announced the closing of its acquisition of Applegate Farms, LLC (Applegate), owner of the Applegate® brand.

Applegate® is the No. 1 brand in the natural and organic value-added prepared meats category. As a growing number of consumers choose natural and organic products, this purchase provides Hormel Foods and the Applegate® brand a faster path to expanded offerings in this high-growth category. Applegate will operate autonomously as a stand-alone subsidiary in the company’s Refrigerated Foods segment.

The 2015 annual sales for Applegate are expected to be about $340 million. The purchase price is approximately $775 million. Including estimated deal costs and fair value adjustments, the deal is projected to be neutral to Hormel Foods earnings per share in fiscal 2015 and accretive by approximately 7 to 8 cents per share in fiscal 2016. Hormel Foods expects this acquisition to be accretive to company growth targets.

About Hormel Foods

Hormel Foods Corporation, based in Austin, Minn., is a multinational manufacturer and marketer of consumer-branded food and meat products, many of which are among the best known and trusted in the food industry. The company leverages its extensive expertise, innovation and high competencies in pork and turkey processing and marketing to bring branded, value-added products to the global marketplace. The company is a member of the Standard & Poor’s (S&P) 500 Index, S&P 500 Dividend Aristocrats for 2014, was named the 2013 Sustainable Supply Chain of the Year by Refrigerated & Frozen Foods magazine, and was again named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the seventh year in a row. Hormel Foods was also recognized as a 2015 Military Friendly Employer by G.I. Jobs magazine, on the 2015 Best for Vets Employers List by Military Times, and was named one of the 2015 40 Best Companies for Leaders by Chief Executive magazine. The company enjoys a strong reputation among consumers, retail grocers, foodservice and industrial customers for products highly regarded for quality, taste, nutrition, convenience and value. For more information, visit http://www.hormelfoods.com.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions. Actual events may differ materially. Factors that may affect actual results include, but are not limited to: whether and when the Company will be able to realize the expected financial results and accretive effect of the transaction, and how customers, competitors, suppliers and employees will react to the transaction.  Please refer to the cautionary statement regarding Forward-Looking Statements and Risk Factors on pages 34-40 in the company’s Form 10-Q for the fiscal quarter ended April 26, 2015.  The company’s Form 10-Q can be accessed at www.hormelfoods.com under “Investors-SEC Filings.”

Investor Contact:	Media Contact:
Jana Haynes	Wendy A. Watkins
Hormel Foods	Hormel Foods
507-437-5248	507-437-5345
jlhaynes@hormel.com	media@hormel.com